EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
BancorpSouth, Inc.:
We consent to incorporation by reference in the Registration Statements (Nos. 333-28081 and 333-139584) on Form S-4, the Registration Statements (Nos. 2-88488, 33-43796, 033-60699, 333-84389, 333-84395, 333-88226, 333-115451, 333-121785 and 333-133390) on Form S-8 and the Registration Statements (Nos. 033-03009 and 333-72712) on Form S-3 of BancorpSouth, Inc. of our reports dated February 27, 2007, relating to the consolidated balance sheets of BancorpSouth, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, shareholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006 and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in the December 31, 2006 annual report on Form 10-K of BancorpSouth, Inc. Our report refers to the adoption of Statement of Financial Accounting Standards No. 123R, Share-Based Payment, Statement of Financial Accounting Standards No. 156, Accounting for Servicing of Financial Assets and Statement of Financial Accounting Standards No. 158, Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans.

/s/ KPMG LLP

Memphis, Tennessee
February 27, 2007